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                                 EXHIBIT 23.2

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After consummation of the proposed reverse stock split, as discussed in Note
20 to the audited financial statements, Coopers & Lybrand L.L.P. will be in a position to render the following consent.

                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the inclusion in this registration statement on Form S-1 of our report dated March 7, 1997, except for Note 20, as to which the date is March 26, 1997, on our audit of the financial statements of Centennial HealthCare Corporation and Subsidiaries as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."





Atlanta, Georgia
March 28, 1997